Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We have issued our reports dated February 28, 2018, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Masimo Corporation on Form 10-K for the year ended December 30, 2017. We consent to the incorporation by reference of said reports in the Registration Statements of Masimo Corporation on Forms S-8 (File No. 333-148149, effective December 19, 2007; File No. 333-149138, effective February 11, 2008; File No. 333-157673, effective March 4, 2009; File No. 333-168534, effective August 4, 2010; File No. 333-179557, effective February 17, 2012; File No. 333-186692, effective February 15, 2013; File No. 333-194089, effective February 24, 2014; and File No. 333-219207, effective July 10, 2017 and S-3 (File No. 333-209698, effective February 25, 2016).

/s/ GRANT THORNTON LLP
Newport Beach, California
February 28, 2018